Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 ir@mkr-group.com

Smith Micro Software Reports Second Quarter Financial Results

ALISO VIEJO, CA, July 31, 2013 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for the second quarter ended June 30, 2013.

“Revenues for the second quarter of 2013 were up 3.1 percent versus the same quarter last year primarily due to our successful launch of Poser 10 and Poser Pro 2014,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Second quarter revenues were down 9.6 percent sequentially versus the first quarter due to the maturation of the initial deployment of our NetWise Director™ solution, delays in the launch of new NetWise and CommSuite initiatives, and continued softness in our legacy connection manager business.”

“As a result of our lower revenues, the Board of Directors has approved a Restructuring Plan that will reduce expenses by closing and consolidating certain facilities, and reducing our worldwide headcount by approximately 25-30 percent. We believe the cost savings from these actions will streamline our organization and put us in a better position to achieve our goal of returning to profitability by the end of this year. The cost of this Restructuring Plan will result in a one-time charge to expense of between $5.0 – 6.8 million to be recorded in the fiscal third quarter ending September 30, 2013,” Mr. Smith concluded.

Smith Micro reported revenues of $10.5 million for the second quarter ended June 30, 2013, compared to $10.2 million reported in the second quarter ended June 30, 2012.

Second quarter 2013 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $8.1 million compared to $8.4 million reported in the second quarter of 2012.

Smith Micro Software Second Quarter 2013 Financial Results	Page 2 of 6

GAAP gross profit as a percentage of revenue was 77.1 percent for the second quarter of 2013 compared to 82.3 percent for the second quarter of 2012. Non-GAAP gross profit as a percentage of revenue was 77.2 percent for the second quarter of 2013 compared to 82.4 percent for the same quarter last year.

GAAP net loss for the second quarter of 2013 was $7.2 million, or $0.19 loss per diluted share compared to a GAAP net loss of $6.8 million, or $0.19 loss per diluted share for the second quarter of 2012.

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense) for the second quarter of 2013 was $3.8 million, or $0.10 loss per diluted share compared to a non-GAAP net loss of $3.6 million, or $0.10 loss per diluted share, for the second quarter of 2012.

For the six months ended June 30, 2013, the Company reported revenues of $22.1 million, compared to $20.3 million for the six months ended June 30, 2012.

GAAP gross profit was $17.2 million for the six months ended June 30, 2013, compared to $16.3 million for the six months ended June 30, 2012. Non-GAAP gross profit (which excludes stock compensation) was $17.3 million for the six months ended June 30, 2013, compared to $16.3 million for the same period last year.

GAAP gross profit as a percentage of revenues was 78.1 percent for the six months ended June 30, 2013, compared to 80.3 percent for the same period last year. Non-GAAP gross profit as a percentage of revenues was 78.1 percent for the six months ended June 30, 2013 compared to 80.4 percent for same period last year.

GAAP net loss for the six months ended June 30, 2013 was $13.4 million, or a loss of $0.36 per diluted share, compared to a GAAP net loss for the six months ended June 30, 2012 of $16.5 million, or $0.46 loss per diluted share. Non-GAAP net loss for the six months ended June 30, 2013 was $6.9 million, or a loss of $0.19 per diluted share, compared to a non-GAAP net loss of $8.8 million, or $0.25 loss per diluted share, for the six months ended June 30, 2012.

Total cash and cash equivalents and short-term investments at June 30, 2013 were $23.5 million.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the period ended June 30, 2013 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state

Smith Micro Software Second Quarter 2013 Financial Results	Page 3 of 6

and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the company’s second quarter 2013 results at 4:30 p.m. ET, July 31, 2013. To access the call, dial (877) 941-1465 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Second Quarter 2013 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) -

unaudited

		Stock		Non-
	GAAP	Compensation	Taxes	GAAP
Three Months Ended 6/30/13:
Gross profit	$8,083	$6	$-	$8,089
Loss before provision for income taxes	($7,240)	$1,102	$-	($6,138)
Net loss	($7,244)	$1,102	$2,336	($3,806)
EPS-diluted	($0.19)	$0.03	$0.06	($0.10)
Three Months Ended 6/30/12:
Gross profit	$8,375	$2	$-	$8,377
Loss before provision for income taxes	($6,793)	$1,077	$-	($5,716)
Net loss	($6,825)	$1,077	$2,187	($3,561)
EPS-diluted	($0.19)	$0.03	$0.06	($0.10)
Six Months Ended 6/30/13:
Gross profit	$17,241	$11	$-	$17,252
Loss before provision for income taxes	($13,329)	$2,174	$-	($11,155)
Net loss	($13,402)	$2,174	$4,311	($6,917)
EPS-diluted	($0.36)	$0.06	$0.11	($0.19)
Six Months Ended 6/30/12:
Gross profit	$16,294	$6	$-	$16,300
Loss before provision for income taxes	($16,385)	$2,218	$-	($14,167)
Net loss	($16,507)	$2,218	$5,463	($8,826)
EPS-diluted	($0.46)	$0.06	$0.15	($0.25)

Smith Micro Software Second Quarter 2013 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months and Six Months Ended June 30, 2013 and 2012

(in thousands, except per share amounts) - unaudited

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenues	$ 10,484	$ 10,171	$ 22,086	$ 20,285
Cost of revenues	2,401	1,796	4,845	3,991

Gross profit	8,083	8,375	17,241	16,294
Operating expenses:
Selling and marketing	4,569	3,954	8,950	8,546
Research and development	5,900	6,173	11,836	13,277
General and administrative	4,862	5,149	9,804	10,653
Restructuring expense (income)	-	(77)	-	257

Total operating expenses	15,331	15,199	30,590	32,733

Operating loss	(7,248)	(6,824)	(13,349)	(16,439)
Interest and other income, net	8	31	20	54

Loss before provision for income taxes	(7,240)	(6,793)	(13,329)	(16,385)

Provision for income tax expense	4	32	73	122

Net loss	$ (7,244)	$ (6,825)	$ (13,402)	$ (16,507)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	(17)	(3)	1	37
Income tax expense related to items of other comprehensive income	-	-	-	6

Other comprehensive income (loss), net of tax	(17)	(3)	1	31

Comprehensive loss	$ (7,261)	$ (6,828)	$ (13,401)	$ (16,476)

Loss per share:
Basic and diluted	$ (0.19)	$ (0.19)	$ (0.36)	$ (0.46)
Weighted average shares outstanding:
Basic and diluted	37,247	36,045	36,932	35,818

Smith Micro Software Second Quarter 2013 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$9,161	$18,873
Short term investments	14,302	13,328
Accounts receivable, net	8,457	8,953
Income tax receivable	679	681
Inventory, net	130	176
Prepaid and other assets	1,275	903
Deferred tax asset	89	89

Total current assets	34,093	43,003
Equipment & improvements, net	9,232	11,211
Other assets	184	181

TOTAL ASSETS	$43,509	$54,395

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,828	$1,978
Accrued liabilities	6,517	4,829
Deferred revenue	1,074	1,436

Total current liabilities	9,419	8,243
Long-term liabilities	2,839	3,399
Deferred tax liability	91	91

Total non-current liabilities	2,930	3,490

Stockholders’ Equity:
Common stock	37	36
Additional paid in capital	213,063	211,165
Accumulated comprehensive deficit	(181,940)	(168,539)

Total stockholders’ equity	31,160	42,662

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$43,509	$54,395